EXHIBIT 2.1

Promissory Note

$13,500.00	Date: March 28, 2011

For value received, the undersigned Lux Digital Pictures, Inc (the “Promisor”) promises to pay to the order of Ingo Jucht. or its designee (the “Payee”), at 12021 Wilshire Blvd., #450, Los Angeles, CA. 90025, (or at such other place as Payee may designate in writing), the sum of Thirteen Thousand Five Hundred Seventy Dollars ($13,500.00) (“Principal Sum”).

The Principal Sum shall be advanced to Promisor, via wire transfer, on or before March 31, 2011. The Principal Sum shall be due and payable, on demand, by Promisor to Payee, on December 31, 2011 (“Due Date”). If Promisor timely and fully pays the full Principal Sum to Payee, on or before the Due Date, the Note shall be retired and no interest shall accrue on the Note.

If Promisor is unable to fully pay the Note, upon the Due Date, the Principal Sum shall accrue interest, on all unpaid portions of the Principal Sum, retroactive to the original date of the Note, at the rate of eight percent (8%) per annum, which shall continue to accrue until the Note is fully paid.

No renewal or extension of this Note, delay in enforcing any right of the Payee under this Note, or assignment by Payee of this Note shall affect the liability of the Promisor. All rights of the Payee under this Note are cumulative and may be exercised concurrently or consecutively at the Payee’s option.

This Note shall be construed in accordance with the laws of the State of California.

If any one or more provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

In the event the Payee is required to utilize collection services, legal services or any other services to collect any amounts due hereunder, Payee shall be entitled to, in addition to the Principal sum plus accrued interest, less credits or payments, all of the costs of collection.

All payments on this Note shall be paid in the legal currency of the United States.

Promisor waives presentment for payment, protest, and notice of protest and nonpayment of this Note.

Signed this 28th day of March 2011, at Beverly Hills, California.

/s/ Ingo Jucht
For Lux Digital Pictures, Inc